EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of
Community Banks of Georgia, Inc.

We have issued our report dated February 13, 2004, accompanying the consolidated financial statements incorporated  in the Annual Report of Community Banks of Georgia, Inc. on Form 10-KSB for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statement of Community Banks of Georgia, Inc. on Form S-8 (File No. 333-121905, effective January 7, 2005) and the related consolidated statements of operation, comprehensive income, changes in shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2003, which report appears in Annual Report on Form 10-KSB.

                            /s/ Porter Keadle Moore, LLP

Atlanta, Georgia
March 31, 2005